EXHIBIT 99.1
FOR IMMEDIATE RELEASE
OCTOBER 26, 2006
CROSSTEX ENERGY, INC. STOCKHOLDERS APPROVE
INCREASE IN AUTHORIZED SHARES TO EFFECT STOCK SPLIT
DALLAS, October 26, 2006 -— Crosstex Energy, Inc. (NASDAQ: XTXI) announced today that its stockholders have approved an amendment to the corporation’s Restated Certificate of Incorporation that will increase Crosstex’s authorized number of shares of capital stock from 20 million shares, consisting of 19 million shares of common stock and 1 million shares of preferred stock, to 150 million shares, consisting of 140 million shares of common stock and 10 million shares of preferred stock. The approval was obtained at the corporation’s special meeting of stockholders held today.
The corporation currently plans to use a number of the additional shares of common stock to effect a 3-for-1 stock split, subject to favorable market conditions. The Board of Directors intends to set a date for the 3-for-1 stock split after the previously announced quarterly dividend is paid on November 15, 2006.
The corporation currently has no other plans to use the additional shares, although they will be available to use for other corporate purposes.
Crosstex stockholders also approved the corporation’s Amended and Restated Long-Term Incentive Plan at the special meeting.
About the Crosstex Energy Companies
Crosstex Energy, L.P. (NASDAQ: XTEX), a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators, and approximately 168 natural gas amine-treating plants in service and 37 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2006 Department of Energy data.

Crosstex Energy, Inc. owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com
Forward-Looking Statements
In this news release, statements are based on currently available information and assumptions and expectations that the corporation believes are reasonable. However, the corporation’s assumptions and expectations are subject to a wide range of business risks and uncertainties as discussed from time to time in the corporation’s filings with the Securities and Exchange Commission. The corporation has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
####

Investor Contact:	Crystal C. Bell, Investor Relations Specialist, Phone: 214-721-9407

Media Contact:	Jill McMillan, Public Relations Specialist Phone: 214-721-9271